Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From:	Jai P. Nagarkatti,	For questions, contact:
	Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., February 10, 2010

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS 12% YEAR-OVER-YEAR INCREASE IN Q4

2009 SALES; FOURTH QUARTER 2009 DILUTED EPS UP 10% TO $0.75; EXPECTS 2010

DILUTED EPS OF $3.00-$3.15; QUARTERLY DIVIDEND INCREASED BY 10%

HIGHLIGHTS:

2009 Results (all percentages are to comparable periods in 2008)

•

Q4 2009 reported sales grew by 12.3% to $573 million. Q4 sales grew organically by 5.6% driven by strong Research Biotech and fine chemicals (SAFC) sales. Full year 2009 reported sales declined by 2.4% with organic sales growth of 1.7%.

•	Q4 2009 diluted EPS increased by 10.3% to $0.75. Full year 2009 diluted EPS was a record $2.80, up from $2.65 reported for 2008.

•

Q4 2009 net cash provided by operations and free cash flow were $154 million and $122 million, respectively. Record full year amounts for net cash provided by operations and free cash flow were $516 million, a 28% increase, and $396 million, a 26% increase, respectively.

2010 Outlook (all percentages are compared to full year 2009 results)

•	Organic sales for the full year are expected to increase in a mid-single digit range. Reported sales are likely to increase additionally by about 1% if exchange rates remain near current levels.

•	Diluted EPS is expected to be $3.00-$3.15, a 7 to 13% increase.

•	Net cash provided by operations and free cash flow are expected to exceed $480 million and $350 million, respectively, for 2010.

Dividend

At a meeting held on February 9, 2010, the Company’s Directors declared a 10.3% increase in the quarterly cash dividend to $0.16 per share. The dividend is payable on March 15, 2010 to shareholders of record on March 1, 2010.

CEO’s STATEMENT:

Commenting on fourth quarter and full year 2009 performance, Chairman, President and CEO Jai Nagarkatti said: “The $0.75 diluted EPS delivered for the fourth quarter of 2009 was our best quarterly performance this year. We are very pleased with this performance that helped us finish the year strong in what continued to be challenging economic conditions. For the full year, we were again able to achieve record earnings per share for a 35th consecutive year.”

Our strategy of helping researchers increase the quality of life through our focused offerings of innovative laboratory products and services in the areas of life science and materials science is giving us the opportunity to elevate our growth. We are also making excellent inroads in our specialty fine chemicals (SAFC) business as we leverage our capabilities in the research business and with the recent investments we have made in adding new product capability and capacity in Wisconsin, California, and Israel. The collective markets we compete in are large and offer us significant headroom for continued growth in the future.

In the fourth quarter, our teams around the world helped achieve improved growth in both the research and fine chemicals businesses as we continued to make the necessary investments in new and innovative products to expand our offering in the life science and high technology markets we serve. We’re particularly pleased with The Scientist’s magazine recognition of our Zinc Finger Nuclease technology platform for developing and offering gene knockout rat models as a top 5 innovation for 2009. These rat models express human disease, and initally will include animals with various neurological conditions to enable researchers to address diseases such as Alzheimer's, Parkinson's and Schizophrenia. On the e-commerce front, we again experienced an increase in the percentage of our research business coming through this channel. Just recently, we added our “Your Favorite Gene” search capabilities to Facebook to encourage scientists to collaborate in this exciting area in life science. And internationally, we’ve continued to expand our presence in the non-European markets, increasing overall sales in these countries to 21% of our worldwide revenue.

Nagarkatti continued, “For 2010, we expect to grow organic sales in the mid-single digit percentage range and deliver diluted EPS growth in the high single to low double-digit percentage range. To produce the longer-term growth and returns, we are actively creating new demand in the faster growing biotech, analytical chemistry and materials science product areas.” We expect some improvement in the markets we serve in 2010, with a contribution from increased pharma spending and a modest benefit from the stimulus funds provided to the academic sector. We’ll also continue our efforts to drive above market growth through our key initiatives on new technologies, e-commerce and international market opportunities.”

2009 RESULTS:

Reported sales for the fourth quarter of 2009 were $573 million, an increase of 12.3% from the fourth quarter of 2008. Excluding the impact of currency, fourth quarter organic sales growth was 5.6%. For the year ended December 31, 2009, reported sales declined by 2.4% from 2008, with organic sales growth of 1.7%. Sales for the Company’s Research business grew 3.1% and 2.1% organically for the fourth quarter and full year of 2009, respectively. Sales for SAFC continued the momentum of Q3 2009, with fourth quarter organic growth of 11.9% as sales of H1N1 vaccine adjuvants to pharma companies and shipments of industrial media and other previously booked orders drove sales for this unit to a quarterly high for 2009. Full year 2009 organic sales for SAFC increased by 0.6% from the 2008 level. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted organic sales are on page 8.

The operating income margin in the fourth quarter 2009 of 22.3% of sales reflects a modest decline from levels in 2008’s fourth quarter due to unfavorable currency and a $9 million restructuring cost to consolidate SAFC’s Biosciences manufacturing facilities and a voluntary retirement program accepted by a limited number of employees. These margin enhancement actions are part of the Company’s efforts to better match resources with current market demand and to lower its fixed cost structure. The Company continued to realize accelerated benefits from its global supply chain activities and to lower S,G&A costs in an effort to offset the adverse currency impact on earnings it has experienced throughout 2009. Supply chain process improvements benefited Q4 2009 pretax profit by an additional $4 million, boosting the year-to-date result to $22 million that helped to partially offset the currency headwind. Favorable tax audit activity and international tax benefits enabled us to achieve a 26.3% tax rate for Q4 2009. Full year 2009 tax rate was 29.2%, slightly below earlier expectations. Free cash flow (defined on page 7) for the fourth quarter of 2009 was $122 million, driving free cash for the full year to a record $396 million. Continued focus on inventory management was a large contributor to this result. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives and profit enhancement activities include:

•	Worldwide sales of research products through the Company’s award winning web site increased to 45% in the fourth quarter and full year of 2009, up from 42% for the comparable periods in 2008.

•

Sales in International markets (Canada, Asia Pacific and Latin America) continued to show strength and experienced reported growth of 18% and 2% for the fourth quarter and full year 2009, respectively, and organic growth of 9% and 6% for the fourth quarter and full year of 2009, respectively. In the Company’s focus markets of China, India and Brazil, sales collectively grew 24% and 12% on a reported basis for the fourth quarter and full year 2009, respectively, and organically by 18% for the fourth quarter and full year of 2009, all over the prior year levels.

•	SAFC’s booked orders for future delivery at December 31, 2009 increased by 9% and 16% over September 30, 2009 and December 31, 2008 levels, respectively.

2010 OUTLOOK:

•

Organic sales growth is expected to be in the mid single digit range for 2010, excluding any impact from acquisitions. Modest improvement in market conditions, the ongoing implementation of programs already in place and the addition of new initiatives to enhance our growth over underlying market rates are all expected to contribute to the growth. Sales initiatives include new opportunities in analytical and biology products and exploiting our already broad knowledge of chemistry with more offerings to the high tech market place. Investments are also planned to strengthen the e-commerce channel, expand presence in emerging markets and selective technology partnerships. This outlook does not include a significant amount of sales from stimulus and other funding by the U.S. and other world governments as the timing and level of funding remains unclear. Currency exchange rates are expected to increase otherwise reportable growth in 2010 by approximately 1% if exchange rates remain at current levels.

•

Our initial forecast for diluted earnings per share for 2010 is in the range of $3.00 to $3.15, compared to the $2.80 reported for 2009, driven by these sales expectations, an expansion of supply chain process improvements, modest cost increases in selected areas to fund growth, current currency rates and a 30-31% tax rate. This EPS outlook excludes the impacts of any restructuring costs from additional efforts to align our workforce with market demand or to lower our fixed cost structure and any impact of acquisitions.

•	Management expects net cash provided by operations to exceed $480 million and capital expenditures of approximately $130 million, producing free cash flow for 2010 in excess of $350 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash flow provided by operations for 2009 was $516 million compared to $404 million for 2008. This increase reflects a reduction in working capital, most notably a $109 million difference in cash required for inventory through effective management to reduce inventory months on hand to 6.5 months at December 31, 2009 from about 7.0 months at December 31, 2008. Capital expenditures increased to $120 million in 2009 from $90 million in 2008 as the Company made investments to expand its biotech fermentation facility in Israel and its manufacturing capacity for viral products and active pharmaceutical ingredients in the U.S. Overall free cash flow of $396 million in 2009 was used to repay $142 million in debt, return $138 million to shareholders through share repurchases and an 11.5% increase in dividends, and to fund $50 million in technology and other investments through acquisitions and various partnership and licensing activities. The Company’s debt to capital ratio was reduced to 25.5% at December 31, 2009 from 34.6% at December 31, 2008. The Company has not experienced any problem in placing its short-term debt in the current credit market environment.

Share Repurchase: Another 0.4 million shares were acquired in the fourth quarter of 2009 at an average share price of $53.60. There were 121.7 million shares outstanding at December 31, 2009. The Company expects to continue to offset the dilutive impact of issuing incentive compensation by future repurchases. Further, the Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur in 2010 to applicable exchange rates and thus will be unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2010. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management reports both GAAP and adjusted sales and income (including EPS) and comparisons to reflect what it believes are ongoing and/or comparable operating results excluding currency impacts. Management excludes this item in judging its historical performance and in assessing its expected future performance. Management also uses free cash flow (defined on page 7), a non-GAAP measure, to judge its performance and ability to pursue opportunities that enhance shareholder value. Management believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “are expected”, “is expected”, “we expect”, “enhance”, “improve”, “identified additional initiatives”, “we plan”, “our initial forecast”, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4-Uncertainty in Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2009, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) failure to achieve planned cost reductions in global supply chain rationalization, (12) an unanticipated increase in interest rates, (13) failure of planned sales initiatives in our Research and SAFC businesses, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the matters described in Note 13-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2009. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2008. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$572.5	$509.8	$2,147.6	$2,200.7
Cost of products sold	285.7	244.9	1,057.7	1,070.8

Gross profit	286.8	264.9	1,089.9	1,129.9
Selling, general and administrative expenses	134.4	134.2	518.1	561.6
Research and development expenses	15.6	16.1	63.0	64.5
Restructuring costs	9.2	—	9.2	—

Operating income	127.6	114.6	499.6	503.8
Interest, net	2.0	3.4	10.0	14.3

Income before income taxes	125.6	111.2	489.6	489.5
Provision for income taxes	33.0	26.9	142.9	148.0

Net income	$92.6	$84.3	$346.7	$341.5

Net income per share - Basic	$0.76	$0.68	$2.84	$2.70

Net income per share - Diluted	$0.75	$0.68	$2.80	$2.65

Weighted average number of shares outstanding - Basic	121.7	123.1	121.9	126.3

Weighted average number of shares outstanding - Diluted	123.7	124.8	123.7	128.8

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$372.5	$251.8
Accounts receivable, net	285.2	269.8
Inventories	609.0	661.8
Deferred taxes	53.3	45.9
Other current assets	63.5	79.9

Total current assets	1,383.5	1,309.2

Property, plant and equipment, net	708.9	660.4
Goodwill, net	400.7	388.3
Intangibles, net	129.3	120.6
Other assets	91.4	78.0

Total assets	$2,713.8	$2,556.5

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$476.5	$528.8
Accounts payable	112.4	114.6
Payroll	51.0	58.6
Income taxes	42.2	41.1
Other	59.8	50.8

Total current liabilities	741.9	793.9

Long-term debt	100.0	200.1
Pension and post-retirement benefits	93.9	92.6
Deferred taxes	22.5	18.6
Other liabilities	69.5	72.1

Total liabilities	1,027.8	1,177.3

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	152.8	133.0
Common stock in treasury	(1,983.0)	(1,935.3)
Retained earnings	3,230.4	2,954.4
Accumulated other comprehensive income	84.0	25.3

Total stockholders’ equity	1,686.0	1,379.2

Total liabilities and stockholders’ equity	$2,713.8	$2,556.5

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$346.7	$341.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92.4	98.6
Deferred taxes	(6.8)	18.1
Stock-based compensation expense	17.0	12.2
Restructuring costs	9.1	—
Loss on investments, net	—	5.3
Other	3.1	1.7
Changes in operating assets and liabilities:
Accounts receivable	(8.7)	(4.0)
Inventories	71.2	(37.5)
Accounts payable	(5.2)	(12.2)
Income taxes	(5.3)	(0.1)
Pension obligation	(0.3)	(20.6)
Other, net	2.5	1.0

Net cash provided by operating activities	515.7	404.0

Cash flows from investing activities:
Property, plant and equipment additions	(119.9)	(89.9)
Purchases of investments	(25.1)	(1.1)
Proceeds from sale of investments	8.1	11.6
Purchases of technology	(19.2)	(1.3)
Acquisitions of businesses, net of cash acquired	(6.0)	(6.1)
Other, net	2.6	0.1

Net cash used in investing activities	(159.5)	(86.7)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(134.7)	270.5
Repayment of long-term debt	(6.9)	(90.0)
Payment of dividends	(70.7)	(65.4)
Treasury stock purchases	(67.2)	(421.2)
Exercise of stock options	23.3	23.8
Excess tax benefits from stock-based payments	5.9	8.4

Net cash used in financing activities	(250.3)	(273.9)

Effect of exchange rate changes on cash	14.8	(29.2)

Net change in cash and cash equivalents	120.7	14.2
Cash and cash equivalents at January 1	251.8	237.6

Cash and cash equivalents at December 31	$372.5	$251.8

Free cash flow(1)	$395.8	$314.1

(1)	Net cash provided by operating activities less property, plant and equipment additions.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended December 31, 2009			Twelve Months Ended December 31, 2009
	Reported	Currency Impact	Adjusted (Organic)	Reported	Currency Impact	Adjusted (Organic)

Research Essentials	8.0%	7.2%	0.8%	(0.8)%	(4.7)%	3.9%
Research Specialties	9.2%	7.2%	2.0%	(3.7)%	(4.3)%	0.6%
Research Biotech	15.0%	6.5%	8.5%	—	(3.6)%	3.6%

Research Chemicals	10.1%	7.0%	3.1%	(2.2)%	(4.3)%	2.1%
SAFC	17.8%	5.9%	11.9%	(3.1)%	(3.7)%	0.6%

Total Customer Sales	12.3%	6.7%	5.6%	(2.4)%	(4.1)%	1.7%

Business Unit Sales

(in millions)

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Total 2008

Research Essentials	$110.1	$109.4	$103.8	$97.6	$420.9
Research Specialties	213.3	214.5	206.3	190.0	824.1
Research Biotech	88.7	86.4	80.0	77.1	332.2

Research Chemicals	412.1	410.3	390.1	364.7	1,577.2
SAFC	157.5	170.4	150.5	145.1	623.5

Total Customer Sales	$569.6	$580.7	$540.6	$509.8	$2,200.7

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Total 2009

Research Essentials	$105.7	$104.2	$102.2	$105.4	$417.5
Research Specialties	195.6	192.8	197.5	207.5	793.4
Research Biotech	82.4	79.2	82.0	88.7	332.3

Research Chemicals	383.7	376.2	381.7	401.6	1,543.2
SAFC	135.6	145.8	152.1	170.9	604.4

Total Customer Sales	$519.3	$522.0	$533.8	$572.5	$2,147.6

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008

Proforma net income before currency impact	$99.8	$84.3	$0.81	$0.68
Currency impact	(7.2)	—	(0.06)	—

Total reported net income	$92.6	$84.3	$0.75	$0.68

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Proforma net income before currency impact	$395.6	$341.5	$3.20	$2.65
Currency impact	(48.9)	—	(0.40)	—

Total reported net income	$346.7	$341.5	$2.80	$2.65

Income Statement Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Gross profit	50.1%	52.0%	50.7%	51.3%
S,G&A expenses	23.5%	26.3%	24.1%	25.5%
Operating income	22.3%	22.5%	23.3%	22.9%
Pretax income	21.9%	21.8%	22.8%	22.2%
Net income	16.2%	16.5%	16.1%	15.5%

Effective tax rate	26.3%	24.2%	29.2%	30.2%

Reconciliation of Free cash flow

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$153.5	$104.2	$515.7	$404.0
Less: Property, plant and equipment additions	(31.8)	(25.2)	(119.9)	(89.9)

Free cash flow	$121.7	$79.0	$395.8	$314.1